                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  DECEMBER 13, 1996


                            URANIUM RESOURCES, INC.
             (Exact name of registrant as specified in its charter)


        DELAWARE                        0-17171                75-2212772
(State or other jurisdiction          (Commission           (I.R.S. Employer
of incorporation)                     File Number)         Identification No.)


12750 MERIT DRIVE, SUITE 1020, DALLAS, TEXAS                     75251
(Address of principal executive offices)                        Zip Code


Registrant's telephone number, including area code:    214-387-7777




                                   NO CHANGE
         (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.

                 Attached hereto is a description of the Uranium Industry and the Business of the Company. Such description includes a description of the Company's current proven and probable reserves based upon the report of Douglas International, Inc. who are experts in uranium mining, geology and ore reserve determination, and reflect adjustments to the Company's reserves as previously reported.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        URANIUM RESOURCES, INC.




Date:    December 13, 1996              /s/ Thomas H. Ehrlich
                                        ----------------------------------
                                        Thomas H. Ehrlich
                                        Vice President - Finance and Chief
                                        Financial Officer

         Except for historical information contained in the following, the matters discussed herein contain forward-looking statements, including management's expectations regarding the Company's reserve base, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico and planned dates for commencement of production at such properties. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from management's expectations. Key factors impacting current and future operations of the Company include the spot price of uranium, weather conditions, operating conditions at the Company's mining projects, government regulation of the mining industry and the nuclear power industry, the world-wide supply and demand of uranium, availability of capital, timely receipt of mining and other permits from regulatory agencies and other matters.

                              THE URANIUM INDUSTRY

GENERAL

     The only significant commercial use for uranium is to fuel nuclear power plants for the generation of electricity. According to the Uranium Institute ("UI"), nuclear plants generated approximately 17% of the world's electricity in 1995, up from less than 2% in 1970. According to the Uranium Institute, through the year 2000 nuclear generating capacity is expected to grow at 1% per annum, primarily as a result of new reactor construction outside the United States and increased efficiencies of existing reactors.

     As of December 31, 1995 there were 363 nuclear reactors operating in the Western World, 109 of which are in the United States, and another 32 under construction outside of the United States. Uranium consumption by Western World commercial reactors increased from about 60 million pounds in 1981 to approximately 129 million pounds in 1995. Western World consumption is estimated to reach approximately 135 to 150 million pounds by 2001.

SUPPLY AND DEMAND

     1995 was a transition year in the uranium market place, signaling the end of a ten year period of significantly depressed product prices. There is no single event that caused this long-anticipated correction. It is the result of numerous factors working in concert over a ten-year period that finally re-established the move toward market equilibrium.

     From the early 1970's through 1980, the Western World uranium industry was characterized by increasing uranium production fueled by overly optimistic projections of nuclear power growth. From 1970 to 1985, production exceeded consumption by approximately 500 million pounds. By the end of 1985 enough inventory had been amassed to fuel Western World reactor needs for over five years. In response, sales of excess inventory followed and prices plummeted from highs above $40 per pound in 1979 to below $8 per pound in 1992. As prices fell, Western World production declined dramatically from a high of 115 million pounds in 1980 to a low of 57 million pounds by 1994. Since 1985, consumption of uranium in the Western World has exceeded Western World production by over 400 million pounds. In 1995, consumption of uranium in the Western World was 129 million pounds, nearly double the production of 66 million pounds by Western World producers. Accordingly, by the end of 1995, excess inventory levels in the Western World (inventory in excess of preferred levels) had been reduced to less than two years of forward reactor requirements, and excess inventories in the U.S. had been reduced to less than one year of projected forward requirements.

     Countering the drawdown of Western World inventories and contributing directly to the downturn of market prices was the importation, starting in 1989, of uranium from the CIS, and to a lesser extent, from Eastern Europe and mainland China. As the result of an anti-dumping suit in 1991 by the U.S. ("CIS Anti-dumping Suit") against some republics of the CIS, suspension agreements were signed with six CIS republics (Russia, Ukraine, Kazakhstan, Uzbekistan, Kyrgzstan and Tajikistan) in October 1992, which applied price related volume quotas to CIS uranium permitted to be imported into the U.S.

     The Russian Suspension Agreement was amended in March 1994 allowing for up to 43 million pounds of Russian uranium to be imported into the U.S. over the 10 years beginning March 1994, but only if it is matched with an equal volume of new U.S. production. Based on U.S. consumption for the 1994-2003 period (as reported or projected by the Department of Energy), the matched volumes could account for up to 18% of the supply to the U.S. market during this period.

     In 1995 the Republics of Kazakhstan and Uzbekistan concluded negotiations to amend their respective suspension agreements. Both amendments lowered initial prices relating to their respective import quotas allowing imports to occur. Additionally, the amendments require that uranium mined in those Republics and enriched in another country for importation in the U.S. will count against their respective quotas. The Uzbekistan amendment replaces the price-tied quota system with one based upon U.S. production rates after October 1997. As U.S. rates increase, additional imports from Uzbekistan are allowed.

     Although these amendments to the suspension agreements may increase the supply of uranium to the U.S. market, they provide increased predictability concerning CIS imports into the U.S. Due to declining production levels in the CIS republics, uranium from these sources has recently been difficult to obtain. Consequently, the market impact of CIS primary production may be diminishing.

     In January 1994, the U.S. and Russia entered into an agreement (the "Russian HEU Agreement") to convert highly enriched uranium ("HEU"), derived from dismantling nuclear weapons, into low enriched uranium ("LEU") suitable for use in nuclear power plants. At a projected maximum conversion rate for HEU and LEU, approximately 24 million pounds of uranium will be available to Western World markets, meeting up to 18% of annual requirements by 2001.

     In 1996 the U.S. Congress passed legislation in compliance with the suspension agreements which allows the converted HEU material to be sold in the U.S. marketplace at an annual rate not to exceed 2 million pounds in 1998, increasing gradually to 20 million pounds in 2009. At this maximum rate, HEU material could supply approximately 40% of annual U.S. reactor requirements projected for 2009. In addition, an uncertain amount of HEU material is allowed to be used in the U.S. for the overfeeding of enrichment facilities and as a source of Russian uranium for matching sales.

     Industry analysts expect annual Western World consumption to increase to between 135 and 150 million pounds by 2001. The Company estimates that between 30 and 40 million pounds of this demand could be filled by a combination of government stockpiles (including converted Russian and U.S. HEU) and imports from CIS republics and former East Bloc countries. To achieve market equilibrium by 2001 primary production in the Western World will need to supply between 95 and 120 million pounds on an annual basis subject to some adjustment for any remaining inventory drawdown and limited uranium reprocessing. Production from existing facilities in the Western World, however, is projected to decline from current levels to approximately 57 million pounds by 2001 as reserves are depleted. New production therefore will have to be brought online to fill a potential annual gap of between 38 and 63 million pounds. While current price levels may sustain 1995 production levels, the Company believes that higher prices will be needed to support the required investment in new higher cost production as lower cost production reserves are depleted.

     The following table shows U.S. production and Western World production and consumption for the years presented.

                   PRODUCTION AND CONSUMPTION OF U(3) O(8)(1)
                           (WESTERN WORLD COUNTRIES)
                  (AMOUNTS IN MILLIONS OF POUNDS OF U(3) 0(8))

                                                                                 TOTAL
                                                                                WESTERN      TOTAL WESTERN
                                                  TOTAL U.S.    TOTAL U.S.       WORLD           WORLD
                      YEAR                        PRODUCTION    CONSUMPTION    PRODUCTION     CONSUMPTION
------------------------------------------------  ----------    -----------    ----------    -------------
1979............................................     37.5           20.5           99.7              46.6
1980............................................     43.7           18.8          115.0              41.0
1981............................................     38.5           24.1          114.9              59.9
1982............................................     26.9           24.3          107.8              69.8
1983............................................     21.2           28.7           96.2              76.6
1984............................................     14.9           27.0          101.0              78.4
1985............................................     11.3           33.7           90.7              91.1
1986............................................     13.5           34.9           96.7              97.9
1987............................................     13.0           33.7           92.2              93.8
1988............................................     13.1           39.9           95.5             108.2
1989............................................     13.8           38.0           89.0             104.3
1990............................................      8.9           44.2           73.8             114.0
1991............................................      8.0           44.8           70.0             128.4
1992............................................      5.6           45.2           60.9             123.3
1993............................................      3.1           44.2           57.2             130.8
1994............................................      3.4           40.4           57.8             135.7
1995............................................      6.0           51.1           66.0             128.6
1996 (est.).....................................      7.2           45.3           72.9       134.9-143.1

---------------

(1) Source: Industry -- various publications of Department of Energy/Energy Information Administration ("DOE/EIA"), Trade Tech, UxCo and the Uranium Institute.

URANIUM PRICES

     Spot prices reflect the price at which uranium may be purchased for delivery within one year. Historically, spot prices have been more volatile than long-term contract prices, increasing from $6.00 per pound in 1973 to $43.00 per pound in 1978, then declining to a low of $7.25 per pound in October 1991. The spot price per pound as of November 30, 1996 was $14.90.

     The following graph shows spot prices per pound from 1978 to November 30, 1996, as reported by Trade Tech.

                 AVERAGE ANNUAL SPOT PRICE PER POUND OF URANIUM

                                                   1996 SPOT
                                                     PRICE
                                                 REFLECTS THE
                                                    AVERAGE
                                                    THROUGH
                      MEASUREMENT PERIOD          NOVEMBER 30,
                    (FISCAL YEAR COVERED)            1996
                    ---------------------         -----------
                            1978                     43.23
                            1979                     42.57
                            1980                     31.79
                            1981                     24.19
                            1982                     19.90
                            1983                     22.98
                            1984                     17.27
                            1985                     15.60
                            1986                     17.00
                            1987                     16.78
                            1988                     14.55
                            1989                     10.00
                            1990                      9.76
                            1991                      8.70
                            1992                      8.53
                            1993                      9.98
                            1994                      9.33
                            1995                     11.46
                            1996                     15.66

---------------

(1) All prices beginning in 1993 represent the nonrestricted origin U(3)O(8) deliveries available to U.S. utilities. Trade Tech began reporting a two-tier price structure soon after the United States and certain Republics of the CIS agreed to import restrictions on uranium produced. The foregoing prices reflect those prices available to U.S. utility consumers.

COMPETITION

     The Company markets uranium to utilities in direct competition with supplies available from various sources worldwide. The Company competes primarily on the basis of price. The Company estimates that for 1996 its uranium production will be approximately 20% of the total U.S. production and approximately 2% of the total Western World production.

     According to the Uranium Institute, in 1995, six companies, Cameco Corporation, Compagnie Generales des Matieres Nucleaires, Energy Resources of Australia Ltd., the RTZ Corporation PLC, Uranerzbergbau-GmbH and WMC Limited, produced almost 70% of total Western World output. Virtually all of Western World production was from only eight nations: Canada, Niger, Australia, Namibia, South Africa, United States, France and Gabon. In 1989 the CIS and mainland China began to supply significant quantities of uranium annually into Western World markets.

                                    BUSINESS

GENERAL

     Uranium Resources, Inc., a Delaware corporation (the "Company"), was formed in 1977 to acquire, explore and develop properties for the mining of uranium in the United States using the ISL process. The Company is recognized as a leader in the field of ISL mining.

     In the ISL process, groundwater fortified with oxidizing agents is pumped into the ore body causing the uranium contained in the ore to dissolve. The resulting solution is pumped to the surface where it is further processed to a dried form of uranium which is shipped to conversion facilities for sale to the Company's customers. The ISL process is generally a more cost effective and environmentally benign mining method than conventional mining techniques.

     From March 1988 until September 1990 the Company produced a total of approximately 1.5 million pounds of uranium from its Kingsville Dome property in South Texas, and from October 1990 through March 1992 it produced a total of approximately 1.1 million pounds of uranium from its Rosita property also located in South Texas. The Kingsville Dome property was shut-in in September 1990 and the Rosita property in March 1992 due to the decline in the uranium spot market price to below the Company's production costs.

     Generally, the Company sells uranium to electric utilities under long-term contracts that provide for minimum prices which escalate with inflation. See "-- Marketing Strategy/Uranium Sales Contracts." From 1988 through March 1992 the Company's production of uranium from the Kingsville Dome and Rosita facilities provided a portion of the uranium inventory required for such sales while these sites were producing. The Company has also purchased a significant amount of uranium through a combination of long-term and spot contracts to satisfy its obligations under such contracts. From 1993 through June 1995 such uranium purchases comprised the major source for the Company's uranium deliveries.

     In anticipation of the firming and increase in the spot price of uranium, in mid 1994 the Company began plans for the resumption of production at its Rosita and Kingsville Dome properties. The spot price of uranium increased from $9.25 per pound as of July 31, 1994, to $11.80 per pound as of May 31, 1995. In June 1995 production was recommenced at the Rosita property and preproduction activities were begun at the Kingsville Dome property with production established in March 1996. Since the reestablishment of production and through September 1996 the Company has produced approximately 1.0 million pounds from Rosita and 590,000 pounds from Kingsville Dome at average production costs of $10.40 and $11.80 per pound, respectively.

     These production and cost levels establish the Company as the largest and one of the lowest cost producers of uranium concentrates in the United States. It is the only publicly-owned uranium production company in the United States whose activities exclusively involve the commercial ISL production of uranium.

     As of September 30, 1996, the Company had 157 employees, including its professional staff consisting of ten geologists, six engineers, one chemist, two landmen and two certified public accountants. To support its production, exploration and permitting activities, the Company maintains regional offices in Corpus Christi, Texas and in Albuquerque, New Mexico, and field offices at the Kingsville Dome site, the Rosita site and in Crownpoint, New Mexico.

BUSINESS STRATEGY

     During 1995, the Company developed and began the implementation of a multi-phase strategy to exploit its existing production base and technical expertise and to identify, acquire, permit and develop additional ISL amenable uranium properties that will allow the Company to be a significant uranium producer in the Western World. The Company is implementing its strategy through
(i) resuming production at its existing production sites; (ii) making capital expenditures for property exploration, acquisition and development; (iii) permitting additional development sites, which are targeted to commence production during 1998; and (iv) reviewing opportunities to sell uranium outside the United States.

     After ceasing uranium production in the early 1990s because of depressed market prices, the Company resumed production at Rosita and Kingsville Dome in June 1995 and March 1996, respectively. During the period the Company was not producing uranium, it was able to purchase uranium to fulfill its existing contracts at a price lower than its cost of production. For the nine months ended September 30, 1996, the Company produced approximately 1.0 million pounds of uranium at an average cost of $11.37 per pound. This production enabled the Company to take advantage of the significant imbalance between the annual level of uranium production and consumption in the Western World and the recent rise in the spot market price for uranium which at $14.90 per pound as of November 30, 1996 was up approximately 54% over the spot price of $9.65 per pound as of January 31, 1995. The Company estimates that for 1996, its uranium production will be approximately 20% of the total U.S. production and approximately 2% of the total Western World production.

     In June 1996, the Company acquired for $4 million (of which $1 million is recoverable against one-half of future royalties) a mineral lease on the Alta Mesa properties located in South Texas which are estimated by the Company to contain 6.2 million pounds of in-place proven and probable uranium reserves (estimated 4.0 million pounds recoverable). In November 1996 the Company entered into a letter of intent with Santa Fe Pacific Gold Corporation ("Santa Fe") pursuant to which the Company would acquire for exploration and development potential certain uranium mineral interests covering approximately 500,000 acres in northwestern New Mexico in exchange for 1.2 million shares of the Company's Common Stock and a commitment to expend certain amounts on exploration. Approximately one-third of this acreage comprises uranium mineral rights and the remaining acreage comprises exploration rights with rights to purchase and develop any uranium mineral interests found. Included in the purchase is an existing royalty obligation from the Company to Santa Fe on certain properties currently under lease from Santa Fe. Consummation of the transaction is subject to approval of the Board of Directors of both companies, certain regulatory matters and the preparation of definitive documentation. However, there can be no assurance that the parties will consummate this transaction.

     The Company has two development projects in South Texas, Vasquez and Alta Mesa, both targeted to commence production in 1998. The Company also has three development projects in two districts in New Mexico, the Churchrock district and the Crownpoint district. Churchrock is targeted to commence production in 1998. Permitting is in process at all such projects. Commencement of production at these properties is subject to timely permitting and the availability of capital.

     When Alta Mesa, Vasquez and Churchrock reach full production, the Company expects that, based on planned production rates, its total annual production capacity from these operations plus Kingsville Dome will approximate 4.0 million pounds.

MARKETING STRATEGY/URANIUM SALES CONTRACTS

     The Company is aggressively developing a portfolio of sales contracts in support of its production expansion goals. Long term contracts are a primary focus of the Company. Spot sales will be utilized to manage inventories and optimize revenues. The Company intends to use matched sales in amounts equal to its available quotas through 2003 to maximize profitability. All contracts together will result in a portfolio that is targeted to provide upside market price participation while limiting down-side price risk.

     As of September 30, 1996, based on prices escalated in accordance with the contract terms through that date, the Company had long-term contracts for approximately $73,778,000 of future sales for deliveries through 2002, as compared with contracts for approximately $37,824,000 as of December 31, 1995, based on prices escalated in accordance with contract terms through that date, in each case excluding the revenue related to the sale of Russian uranium under the matched sale program. The Company has contracts that have a market-related price, with a price ceiling and price floor subject to escalation for between 80%-100% of future inflation. The Company also has contracts with fixed prices which are also subject to escalation for between 80%-100% of future inflation. One other contract is based upon 99% of market price without a floor or a ceiling.

     The following table provides information concerning the Company's long term sales contracts from October 1, 1996 through 2002 (excluding the delivery of Russian uranium) with prices escalated through September 30, 1996 and using the September 30, 1996 spot price of uranium of $15.90 per pound for the market price related contracts:

                                              OCT 1996
                                              THRU 1997    1998      1999      2000     2001     2002     TOTAL
                                              ---------   -------   -------   ------   ------   ------   -------
Number of customers.........................         8          7         4        3        2        1       N/A
Total long-term contracted deliveries
  (thousands of pounds).....................     1,450      1,375       684      565      465      150     4,689
Total sales (thousands).....................   $23,112    $21,678   $10,799   $8,789   $7,200   $2,200   $73,778
Average minimum sales price
  per pound.................................   $ 15.94    $ 15.77   $ 15.78   $15.57   $15.50   $14.67   $ 15.74

     For deliveries in periods subsequent to 1997, certain buyers have the option to adjust deliveries between 10% to 20%. In general, except for the options of the buyers to decrease deliveries by a specified percentage, and except for force majeure events, the buyers either must take delivery and pay for the entire amount contracted for or, if delivery is refused on any portion of the contract, pay to the Company the difference between the minimum contract price and the amount received by the Company upon the sale of the uranium to a third party. Certain of the contracts also provide the buyer with options to renew beyond the periods reflected in the table.

     Should any of the Company's customers be unable to perform its obligations to purchase and pay for the uranium because of force majeure or otherwise, this could have a material adverse effect on the Company's results of operations if the Company would not be able to sell such material under another long-term contract or in a spot market sale.

     A significant portion of the Company's contracted sales of uranium from October 1, 1996 through December 31, 2002 are represented by nine long-term contracts with eight different customers, three of which represent 26%, 15% and 13% of sales for the nine months ended September 30, 1996 and four of which represented 23%, 14%, 10% and 10% of sales for the year ended December 31, 1995.

     As of September 30, 1996, the Company had two outstanding long-term purchase contracts for Russian origin uranium totalling 270,000 pounds with deliveries from October 1996 through 1998. These contracts have a price escalation factor related to future inflation.

RESERVES

     The following table sets forth the Company's total in-place proven and probable uranium reserves as of September 30, 1996. The reserves are based on an estimated 65% recovery factor, certain cut-off grades and a price of $16 per pound. The Company's estimates of reserves have been affirmed and verified by Douglas, who are experts in uranium mining, geology and ore reserve determination and are included herein in reliance on such firm as experts in such matters. See "Experts."

                                                                IN-PLACE RESERVES         RECOVERABLE
                                                                      AS OF               RESERVES AS
                                                                SEPTEMBER 30, 1996       OF SEPTEMBER
                                             PRODUCING(P)/     --------------------           30,
                  PROPERTIES                 DEVELOPMENT(D)    PROVEN      PROBABLE          1996
    ---------------------------------------  --------------    ------      --------      -------------
                                                                      (AMOUNTS IN THOUSANDS OF
                                                                        POUNDS OF U(3) O(8))
    Texas
      Kingsville Dome......................         P          1,117         3,001            2,677
      Rosita...............................         P          1,865            --            1,212
      Vasquez..............................         D          2,248         1,439            2,397
      Alta Mesa............................         D          4,346         1,863            4,036
    New Mexico
      Churchrock
        Section 8..........................         D          6,529            --            4,244
        Section 17.........................         D          3,451         4,992            5,488
        Mancos.............................         D          4,164            --            2,707
      Crownpoint...........................         D          30,758        8,201           25,323
                                                               ------      --------      -------------
             TOTALS........................                    54,478       19,496           48,083
                                                               =======     ========      =============

THE ISL MINING PROCESS

     The ISL mining process, a form of solution mining, differs dramatically from conventional mining techniques. The ISL technique avoids the movement and milling of significant quantities of rock and ore as well as mill tailings waste associated with more traditional mining methods and generally results in a more cost-effective and more environmentally-benign extraction operation in comparison to conventional uranium mining. Historically, the majority of U.S. uranium production resulted from either open pit surface mines or underground shaft operations. These conventional mining methods are, in many cases, capital and labor intensive and are not cost competitive with the majority of non-U.S. conventional producers. To the Company's knowledge, there are no conventional U.S. producers today.

     The ISL process was first tested for the production of uranium in the mid-1960's and was first applied to a commercial-scale project in 1975 in South Texas. The ISL process had become well established in the South Texas uranium district by the late 1970's, where it was employed in connection with approximately twenty commercial projects, including two operated by the Company.

     In the ISL process, groundwater fortified with oxygen and other solubilizing agents is pumped into a permeable ore body causing the uranium contained in the ore to dissolve. The resulting solution is pumped to the surface where the uranium is removed from the solution and processed to a dried form of uranium which is shipped to conversion facilities for sale to the Company's customers.

     An ISL project involves several major components:

     ORE BODY EVALUATION

     Ore bodies which are currently being mined by the ISL process are associated with groundwater saturated permeable sandstone formations located between 100 and 2,000 feet below the surface. The uranium ore is deposited in a roll front configuration where the groundwater passing through the sandstone passes from a natural environment which is oxidizing to a naturally occurring reducing environment. This change causes the dissolved uranium in the groundwater to become insoluble, and it then attaches to the grains of the sandstone. Some important factors in evaluating an ore body for the ISL process are permeability, the thickness of the ore zone, depth, size, grade of ore, shape of the ore body, nature of uranium mineralization, host rock mineralogy, and the hydrology. These factors are important in determining the design of the wellfield, the type and flow of the leaching solution, and the nature of the surface ISL facilities.

     WELLFIELD DESIGN

     The wellfield is the mechanism by which the leaching solution, or lixiviant, is circulated through the ore body. The wellfield consists of a series of injection, production (extraction) and monitoring wells drilled in specified patterns. These patterns will vary primarily with the configuration of the ore and the hydrologic characteristics of each deposit. Determining the wellfield pattern is crucial to minimizing costs and maximizing efficiencies of production. Injection and production wells vary in diameter from four to six inches. Generally, these wells are drilled down to the bottom of the ore zone (through which the lixiviant must be circulated to achieve production). Injection and production wells are cased with polyvinyl chloride ("PVC") or fiberglass casings which are cemented in place from the bottom of the ore zone to the surface. The wells are then completed into the ore zone.

     LIXIVIANT CHEMISTRY

     The lixiviant, consisting of native groundwater fortified with an oxidant and an anionic complexing agent, is introduced via the injection wells to the ore bearing aquifer. The oxidant (gaseous oxygen) changes the uranium valence state making the uranium soluble in the lixiviant. The lixiviant (sodium bicarbonate) complexes the original uranium to a soluble ion, uranyl dicarbonate, which dissolves the uranium. The dissolved uranium then flows to the surface with the lixiviant fluid which is circulated through the ore body until economic recovery is achieved.

     URANIUM RECOVERY PROCESS

     The uranium recovery process consists of a lixiviant circuit, an elution/precipitation circuit and a drying and packaging process. The lixiviant circuit flows from the ore body, where the uranium is dissolved. The lixiviant stream is then circulated to an ion exchange column on the surface where uranium is extracted from the lixiviant by absorption onto the resin beads of the ion exchange columns. The lixiviant is then refortified and reinjected into the ore body. When the ion exchange column's resin beads are loaded with uranium, the column is removed and placed into the elution circuit where the uranium is flushed with a salt water solution which precipitates the uranium from the beads. This leaves the uranium in a slurry, which is then dried and packaged for shipment as uranium powder.

     WELLFIELD RESTORATION

     At the conclusion of mining, the mine site is decommissioned and decontaminated and the well field is restored and reclaimed. Wellfield restoration involves returning the aquifer to a condition consistent with its pre-mining use and removing evidences of surface disturbance. The restoration of the wellfield can be accomplished by flushing the ore zone for a time with native ground water and/or using reverse osmosis to remove ions, minerals and salts to provide clean water for reinjection to flush the ore zone. Decommissioning and decontamination entail decontamination, dismantling and removal for disposal or reuse of the structures, equipment and materials used at the site during the mining or restoration activities.

ENVIRONMENTAL CONSIDERATIONS AND PERMITTING; WATER RIGHTS

     The production of uranium is subject to extensive regulations, including federal and state (and potentially tribal) environmental regulations, that have a material effect on the economics of the Company's operations and the timing of project development. The Company's primary regulatory costs have been related to obtaining and complying with the regulatory licenses and permits that must be obtained from federal and state agencies prior to the commencement of uranium mining activities.

     Environmental considerations include the prevention of groundwater contamination (through proper design and operation of the wellfield and monitoring wells to prevent the vertical or horizontal escape of leaching solution from the mining area) and the treatment and disposal of liquid and/or solid discrete surface waste or by-product materials (so-called "11e.(2) by-product material" under federal law). The majority of by-product material that is generated is liquid and generally is disposed of through underground injection wells, by a combination of reverse osmosis, brine concentration and evaporation or, after treatment, by surface deposition or discharge. Any such disposal must be approved by the governing authority having jurisdiction over that aspect of the Company's activities. Once mining is completed, the Company is required to reclaim the surface areas and restore underground water quality to the level of quality mandated by applicable regulations or license requirements. A small amount of solid discrete surface waste materials generated by the ISL process is disposed of by delivery to a licensed by-product material disposal site or to a licensed conventional uranium mill tailings pile. While such sites may not be readily available in the future, the Company believes that any increase in the cost of such disposal will continue to be insignificant relative to total costs of production and will not be a material portion of restoration/reclamation costs.

     In both Texas and New Mexico there are two primary regulatory authorizations required prior to operations: a radioactive material license and underground injection control ("UIC") permits which relate both to the injection of water for production purposes and to the disposal of by-product material through underground injection wells. Uranium mining is subject to regulation by the U.S. Nuclear Regulatory Commission ("NRC") under the federal Atomic Energy Act ("AEA"); however, the AEA also allows for states with regulatory programs deemed satisfactory by the NRC to take primary responsibility for licensing and regulating certain activities, such as uranium recovery operations. When a state seeks this responsibility, it enters into an agreement with the NRC whereby the NRC agrees to recede from the exercise of most of its counterpart jurisdiction, leaving the matters to be administered by the state. Texas has entered into such an agreement; however, New Mexico is not a party to such an agreement.

     The federal Safe Drinking Water Act ("SDWA") creates a nationwide regulatory program protecting groundwater which is administered by the U.S. Environmental Protection Agency ("EPA"). To avoid the burden of dual federal and state (or Indian tribal) regulation, the SDWA allows for the permits issued by the UIC regulatory programs of states and Indian tribes determined eligible for treatment as states to suffice in place of a UIC permit required under the SDWA. A state whose UIC program has been determined sufficient for this purpose is said to have been granted "Primary enforcement responsibility" or "primacy," and a UIC permit from a state with primacy suffices in lieu of an EPA-issued permit, provided the EPA grants, upon request by the permitting state, an "aquifer exemption" or "temporary aquifer designation" modifying the permitting state's UIC program to recognize the temporary placement of mining fluids into the intended mining zone within the horizontal confines of the proposed mining area. Although the EPA's consent to aquifer exemptions or temporary aquifer designations for certain mineral deposits is often issued almost automatically, the EPA may delay or decline to process the state's application if the EPA questions the state's jurisdiction over the mine site. Both Texas and New Mexico have been granted "primacy" for their UIC programs, and the Navajo Nation has been determined eligible for treatment as a state but is not due to submit its program for EPA approval for several years. Until such time as the Navajo Nation has been granted "primacy," ISL uranium mining activities within Navajo Nation jurisdiction will require a UIC permit from the EPA. Despite some procedural differences, the substantive requirements of the Texas, New Mexico and EPA UIC programs are very similar.

     In addition to its radioactive materials licenses and UIC permit, the Company is also required to obtain from appropriate governmental authorities a number of other permits or exemptions, such as for waste water discharge, land application of treated waste water, or for air emissions.

     The current environmental regulatory program for the ISL industry is well established. Many ISL mines have gone full cycle through the permit-operating-restoration cycle without any significant environmental impact. However, the public anti-nuclear lobby can make environmental permitting difficult and permit timing less than predictable.

     In Texas, both the radioactive materials license and the UIC permits required for ISL uranium mining are granted by the Texas Natural Resource Conservation Commission ("TNRCC"), with the concurrence of the NRC required for the licensee's final release from further radioactive materials license obligations after mining and all required decommissioning, decontamination, restoration and reclamation have been completed at a site. The TNRCC also regulates air quality and surface deposition or discharge of treated waste water associated with the ISL mining process.

     In New Mexico, radioactive materials licensing is handled directly by the NRC, rather than by the State of New Mexico. Furthermore, depending upon whether a site located within New Mexico falls under state or Navajo Nation jurisdiction, the licensure of the UIC aspects of ISL mining may be conducted by either the New Mexico Environmental Department ("NMED") or the EPA or possibly both in case of jurisdictional conflict. The jurisdictional issue when raised as to any development property, could result in litigation between the state and the EPA, with the possibility of delays in the issuance of affected UIC permits.

     Water is essential to the ISL process. It is readily available in South Texas for the Company's operations and obtaining water rights is not required because water is subject to capture. In New Mexico the use of water rights is administered through the New Mexico State Engineer subject to Indian tribal jurisdictional claims as discussed below. Obtaining new water rights, and the transfer or change in use of existing water rights are carefully and strictly regulated by the State Engineer. The State Engineer may also grant an application for a "temporary water right" which will not establish a vested right but may provide sufficient acre feet per day to fulfill the applicant's water needs. The State Engineer exercises jurisdiction over underground water basins with "reasonably ascertainable boundaries." Accordingly, new appropriations or changes in purpose or place of use or points of diversion of existing water rights, such as those in the San Juan and Gallup Basins where the Company's properties are located, must be obtained by permit from the State Engineer. Applications are required to be published and are subject to hearing if protested. There are three criteria for decision, that the application: (1) not impair existing water rights, (2) not be contrary to the conservation of water within New Mexico, and (3) not be detrimental to the public welfare. Applications may be approved subject to conditions which govern exercise of the water rights. Appeals from decisions of the State Engineer are to the district court of the county in which the work or point of desired appropriation is situated and from there to the New Mexico Court of Appeals. Finally, jurisdiction over water rights may become an issue in New Mexico when an Indian nation, such as the Navajo Nation, objects to the State Engineer's authority to grant or transfer a water right or to award a temporary water right, claiming tribal jurisdiction over Indian country. This issue could result in litigation between the Indian nation and the state which may delay action on water right applications, and, depending on who prevails as to any particular property, could result in a requirement to make applications to the appropriate Indian nation and continuing jurisdiction by the Indian nation over use of the water. All of the foregoing issues arise to a greater or lesser extent in connection with the Company's New Mexico properties, as further described below.

     There can be no assurance that the regulatory permits or licenses in Texas or New Mexico, or the applications for water rights in New Mexico, required for any project of the Company will be approved by the necessary governing authority in the form contemplated by management, or in any other form, or within the time periods necessary to commence timely production. Additionally, regulations and permit requirements are subject to revisions and changes which may materially affect the Company's operations. Any delay or failure in obtaining such permits or water rights could materially and adversely affect the business and operations of the Company.

     In addition to the costs and responsibilities associated with obtaining and maintaining permits, and the regulation of production activities, the Company is subject to those environmental laws and regulations applicable to the ownership and operation of real property in general, including but not limited to the potential responsibility for the activities of prior owners and operators.

SOUTH TEXAS PRODUCING PROPERTIES

     The Company currently has two producing properties which are located in South Texas, Rosita and Kingsville Dome. The following is a description of those properties.

  KINGSVILLE DOME.

     The Property. The Kingsville Dome property consists of mineral leases from private landowners (and a small portion owned in fee) on 3,720 gross (3,573 net) acres located in central Kleberg County, Texas. The leases provide for royalties based upon uranium sales. The leases have expiration dates ranging from February 1998 to 2004. With a few minor exceptions, all the leases contain shut-in royalty clauses which permit the Company to extend the leases not held by production by payment of a royalty. The Company was obligated to pay a production payment royalty of $1.00 per pound on the first three million pounds of uranium produced and sold from either Kingsville Dome or Rosita. The Company has produced three million pounds of uranium from these properties and has not paid the full amount due. As of the date of this Prospectus, there is a remaining balance due of approximately $730,000. Pursuant to an informal understanding, the Company is paying the balance in installments through the end of 1997 without interest. The Company plans to pay the remaining balance out of the proceeds of this Offering.

     Reserves. As of September 30, 1996, the property contained approximately
4.1 million pounds of in-place proven and probable uranium reserves (estimated
2.7 million pounds recoverable).

     Production History. Production commenced in May 1988. In May 1989, due to the continuing decline in the spot price of uranium, the Company deferred development of the next wellfield, and the plant was shut-in in September 1990. Total production from May 1988 through September 1990 was approximately 1.5 million pounds.

     Wellfield development activities resumed in December 1995, and production commenced in March 1996. Annualized production levels at Kingsville Dome are approximately 1 million pounds; and production has been approximately 590,000 pounds from commencement of production in April 1996 through September 30, 1996 and is expected to be approximately 280,000 pounds in the fourth quarter of 1996.

     Further Development Potential. As part of the Company's ongoing production activities, it is engaged in significant development and exploration efforts at Kingsville Dome. Exploration is planned northwest of the current production area beginning in January 1997. The Company anticipates spending approximately $8.5 million in 1997 and $3.4 million in 1998 for plant capital, permitting, development and land holding costs.

     Permitting Status. Radioactive material licensing and UIC permit hearings for currently producing areas have been completed, and the necessary permits have been issued. Some minor amendments to the license and permit for further production within the permit area will be required as development proceeds. The term of the license and UIC permit is effectively open-ended. The UIC disposal permit will require renewal in mid-1998, and the Company is in the process of applying for that renewal.

     Restoration and Reclamation. Restoration of ground waters is planned to commence January 1997. The Company anticipates spending approximately $750,000 in 1997 and $600,000 in 1998 on such restoration activities.

  ROSITA.

     The Property. The Rosita property consists of mineral leases on 3,377 gross and net acres located in northeastern Duval County, Texas. All the leases, except minor leases, are held by production. The leases provide for royalties based upon uranium sales. The Company was obligated to pay a production payment royalty of $1.00 per pound on the first three million pounds of uranium produced and sold from either Kingsville Dome or Rosita. As of September 30, 1996 there is a balance due of approximately $730,000. See the above discussion of Kingsville Dome.

     Reserves. As of September 30, 1996, the property contained approximately
1.9 million pounds of in-place proven and probable uranium reserves (estimated
1.2 million pounds recoverable).

     Production History. The Company began production in October 1990. Total production from Rosita for the eighteen months through March 31, 1992 was approximately 1,073,000 pounds. In March 1992, due to depressed uranium prices, the Company shut-in production.

     Development and production activity resumed at Rosita in March 1995, and production recommenced in June 1995. From that date through year-end 1995 approximately 610,000 pounds were produced. Production from this site has been 432,000 pounds for the nine months ended September 30, 1996 and is expected to be an additional 70,000 pounds for the fourth quarter of 1996.

     Further Development Potential. The Company estimates that there are approximately 450,000 pounds of uranium remaining to be produced from existing operating wellfields at Rosita. In addition, the Company believes that an additional 770,000 pounds of uranium may be recovered from future wellfields at Rosita. Preproduction activities for the new wellfields will commence immediately, with production to commence in the first quarter of 1997. Given the present proven reserves at Rosita, the Company expects reserves to be depleted at the property by early 1998. The Company anticipates spending approximately $2.4 million for development activities, permitting and land holding costs in 1997 and $238,000 in 1998.

     Permitting Status. Radioactive materials licensing and UIC permit hearings for currently producing areas have been completed, and the necessary permits have been issued. Some minor amendments for further production within the permit area will be required as development proceeds. The term of the license and UIC permit is effectively open-ended. The UIC disposal permit will require renewal in mid-1997, and the Company is in the process of applying for such renewal.

     Restoration and Reclamation. The Company will commence initial groundwater restoration in January 1997 and expects to expend approximately $300,000 in 1997 and $345,000 in 1998 on such activities.

SOUTH TEXAS DEVELOPMENT PROPERTIES

  VASQUEZ.

     The Property. The property consists of two mineral leases on 842 gross and net acres located in southwestern Duval County, Texas. One lease expires in January 1998, subject to extension for permitting delays, and the other lease expires in February 2000. The leases provide for royalties based on uranium sales. A potential conflict with respect to the mineral rights has arisen on the Vasquez property. The Company's lease is with the owner of both the surface of the land and 50% of the minerals. The Company believes the minable reserves on this property are within 200 feet of the surface and are, therefore, under Texas law owned by the surface estate. As a result of the surface lease alone, the Company believes it has the right to mine 100% of the minerals under Texas law. Another party, however, owns 50% of the mineral estate and may challenge the Company's ownership of 50% of the minerals. The Company expects to file a quiet title action to resolve this matter.

     Reserves. As of September 30, 1996, the property contained approximately
3.7 million pounds of in-place proven and probable uranium reserves (estimated
2.4 million pounds recoverable).

     Development Plan. Production is targeted to commence in 1998. The Company anticipates spending approximately $1.1 million in 1997 and $5.3 million in 1998 for plant construction, permitting, development and land holding costs. The Company anticipates having to demonstrate financial surety in connection with these activities of approximately $3.0 million which it expects to meet by posting a bond collaterized by cash in an amount equal to 50% of the bond.

     Permitting Status. All of the required permit applications have been completed and submitted to the TNRCC. The TNRCC is currently reviewing the applications. The Company expects the permits to be in place in 1997.

  ALTA MESA.

     The Property. The Alta Mesa property consists of 4,575 gross and net acres located in Brooks County, Texas. The Company has a single mineral lease from the private mineral owner. The lease provides for a royalty based upon uranium sales and requires payment of minimum royalties if production does not begin by certain specified times. The Company paid $4 million for the lease of which $1 million is recoverable against one-half of future royalties. The lease term ends in December 1999 unless production from the property commences by that date (subject to extension for permitting delays).

     Reserves. As of September 30, 1996, the property contained approximately
6.2 million pounds of in-place proven and probable reserves (estimated 4.0 million pounds recoverable).

     Development Plan. Construction of the plant and wellfields is projected to take eight months and is scheduled to begin as the various licenses are issued by the TNRCC. Construction of the plant and wellfields is anticipated to begin in the third or fourth quarter of 1997 depending on the progress in licensing with the TNRCC. The Company anticipates spending approximately $6.0 million in 1997 and $4.8 million in 1998 for plant construction, permitting, development and land holding costs. The Company anticipates having to demonstrate financial surety in connection with these activities of approximately $3.0 million which it expects to meet by posting a bond collaterized by cash in an amount equal to 50% of the bond.

     Permitting Status. The Company filed license applications in the fourth quarter of 1996 and anticipates having the final permits in place in 1998.

NEW MEXICO DEVELOPMENT PROPERTIES

  GENERAL.

     The Company has various interests in properties located in the Churchrock and Crownpoint districts in New Mexico. As to these properties, the Company holds both patented and unpatented mining claims, mineral leases and some surface leases from private parties, the Navajo Nation and Navajo allottees. In addition, the Company has signed a letter of intent to acquire from Santa Fe certain uranium mineral interests and exploration rights for uranium on significant acreage in New Mexico, a small portion of which falls within the Churchrock district.

     In keeping with its overall corporate strategy, the Company's development plan for New Mexico will proceed incrementally, subject to timely permitting, the availability of water rights and the availability of capital. The Company plans to develop the Churchrock district first, with production targeted for 1998, and the Crownpoint district next, with production targeted for 1999.

  REGULATORY FRAMEWORK.

     NRC License. In New Mexico, uranium production requires a radioactive materials license issued by the NRC. The Company has applied for one NRC license covering all properties located in both the Churchrock and Crownpoint districts (except the Mancos property) and has included the properties in both districts (except the Mancos leases) under one Final Environmental Impact Statement (FEIS) which is a prerequisite for the NRC license.

     The NRC has advised the Company that it anticipates finalizing and publishing the FEIS, or at least publishing notice of its completion by the end of 1996. Once the FEIS is completed, it is subject to review and comment by the EPA and any cooperating agencies and is available to the public. Upon publication, and in the absence of any litigation concerning the FEIS, the NRC may issue the NRC license. However, the NRC has published notice of an opportunity for a hearing on the license which is currently planned for early 1997. Although the NRC may defer a hearing on licensure until after a license is issued, it is unclear whether the NRC will do so. There can be no assurance that the license will be issued or, if issued, that it will allow for the Company's planned operations, or that, if issued, the license would be issued on a timely basis to permit the Company to meet its targeted production schedule for the Churchrock district.

     UIC Permit. NMED has jurisdiction under the New Mexico Water Quality Act to regulate UIC activities within the State of New Mexico, and the New Mexico UIC program has received "primary enforcement responsibility" from the EPA under the federal SDWA. However, by the terms of regulations issued by the EPA and the primacy determination made for the State of New Mexico, New Mexico's UIC primacy does not extend to New Mexico's exercise of UIC regulation or permitting over facilities located on "Indian lands," a term whose geographic reach the EPA has defined as coextensive with that of Indian country. Because even a permit issued by a state holding UIC primacy cannot suffice in lieu of a federal UIC permit issued under the SDWA unless the EPA issues a corresponding aquifer exemption or temporary aquifer designation, the EPA's opinion that a site lies within Indian country virtually compels a state UIC applicant to secure an EPA UIC permit for UIC activities to be conducted on such a site. The EPA has announced it may assert that all of the Company's New Mexico development properties lie within Indian country and thus require UIC permits issued by the EPA.

     In addition to the EPA's assertions, the Navajo Nation claims regulatory jurisdiction over all of the Company's New Mexico development properties. These claims subject the development of the property to further uncertainties, including a potential for delays in UIC permitting until and unless a Navajo regulatory program is promulgated and accepted by the EPA for a determination of primacy. Though a Navajo UIC program may adopt unique application, permitting, and enforcement procedures, it would, nonetheless, be required to impose virtually the same substantive requirements as the Company is prepared to satisfy under existing New Mexico and EPA UIC programs.

     This dispute over UIC jurisdiction is currently focused on a portion of the Churchrock and Crownpoint properties. Despite this current jurisdictional dispute among the EPA, the State of New Mexico, and the Navajo Nation, the Company maintains good relations with the state of New Mexico, the Navajo Nation, and the EPA. However, there can be no assurance that the jurisdictional dispute will not have a material adverse effect on the Company's development plans in New Mexico.

     Water Rights. For general information on water rights in New Mexico, see "Business -- Environmental Considerations and Permitting; Water Rights."

  CHURCHROCK DISTRICT.

     The Property. The Churchrock properties encompass 2,225 gross and net acres and include mineral leases, patented mining claims and unpatented mining claims. The properties are located in McKinley County, New Mexico, and consist of three parcels, known as Section 8, Section 17 and Mancos. None of these parcels lies within the area generally recognized as constituting the Navajo Reservation. The Company owns mineral leases for both Sections 17 and the Mancos properties. The surface estate on Section 17 is owned by the Navajo Nation. The Company owns patented and unpatented mining claims on Section 8. The Company is obligated to pay certain royalties based on uranium sales. The unpatented claims currently require an annual payment of $100 per claim payable to the Bureau of Land Management to remain in full force and effect and are subject to certain overrides. The Mancos leases can be held indefinitely by paying certain annual royalties after the primary term, which expired in 1994. The Section 17 leases expire in 1998. Production at any time will hold the leases until production ceases. If the Company consummates the transaction with Santa Fe, the Company will acquire the fee mineral interests in Section 17 and Mancos and certain of the royalty obligations will be extinguished.

     Reserves. As of September 30, 1996, Section 8 contained approximately 6.5 million pounds of in-place proven and probable uranium reserves (estimated 4.2 million pounds recoverable), Section 17 contained approximately 8.4 million pounds of in-place proven and probable uranium reserves (estimated 5.5 million pounds recoverable), and the Mancos property contained approximately 4.2 million pounds of in-place proven and probable uranium reserves (estimated 2.7 million pounds recoverable).

     Development Plan. All the New Mexico properties will be developed in accordance with the licenses issued by the NRC. It is anticipated that the first property to be licensed will be Churchrock. Costs related to permitting activities and land holding costs have been $390,000 for the nine months ended September 30, 1996 and are expected to be an additional $200,000 through December 31, 1996. The Company anticipates spending approximately $12.3 million in 1997 and $7.3 million in 1998 for plant construction, permitting, development and land holding costs. The Company anticipates having to demonstrate financial surety in connection with these activities of approximately $10.0 million which it expects to meet by posting a bond collaterized by cash in an amount equal to 50% of the bond.

     Exploration Potential. The measured in-place reserves in Sections 8 and 17 and Mancos encompass only a small portion of the properties owned by the Company. The Company believes that substantial additional mineralization exists on these properties. Because of greater depths, this mineralization is estimated to be recoverable at a higher cost and accordingly require higher uranium prices to make them economical to produce.

     Water Rights. The Company originally acquired mineral leases on Sections 8 and 17 from United Nuclear Corporation ("UNC") and, in connection therewith, acquired certain rights to use water from UNC. An application to use one of these rights has been the subject of extensive administrative proceedings and litigation with the New Mexico State Engineer and the Navajo Nation over the nature and extent of UNC's water rights. The State Engineer determined that the consumptive use and diversion amount UNC originally sought to transfer for use by the Company were in excess of the rights held by UNC and denied the application on the grounds that the UNC rights were insufficient to support the Company's mining operations. The Company has since revised its water budget to be consistent with the rights of UNC as determined by the State Engineer. The State Engineer has agreed to hear a revised application for the transfer of the water rights within 180 days after the application is submitted. The Company anticipates filing a revised application or applications for new temporary appropriation of water. A claim by the Navajo Nation to jurisdiction over these water rights was denied by the State Engineer and the state district court. These decisions do not preclude such a claim from being made in federal court.

     Permitting Status. On June 21, 1989 the EPA issued its aquifer exemption covering that portion of the Churchrock site known as Section 8, and on November 1, 1989, NMED issued its permit, covering UIC activities on Section 8. On October 7, 1994, NMED issued an amended permit covering UIC activities on both
Section 8 and Section 17. The permit for Section 17 was contested by the Navajo Nation which claimed UIC regulatory jurisdiction over the site, based on the fact that the surface estate is owned by the Navajo Nation. The EPA, acting as an advocate for the Navajo Nation, has asserted the Navajo Nation's claim and has refused to amend its previously issued aquifer exemption covering Section 8 to add the portion of the Churchrock facility on Section 17. The EPA has subsequently announced it may reconsider its issuance of an aquifer exemption covering the Section 8 portion of the Churchrock site. The Company does not plan to pursue permits for Mancos until uranium prices rise.

     In June 1996 the Company filed with the NMED two applications to renew the permit in two distinct parts, one covering the Section 8 portion and the other the Section 17 portion of Churchrock. This was to assure that the Company maintained a "clear" UIC authorization on the Section 8 portion of the site. The surface estate on Section 8 is not owned by the Navajo Nation or Navajo allottees. Because the renewal application was timely filed, the permit covering the Section 8 property has remained continuously in effect pending final determination on the renewal application by the NMED. The Navajo Nation has recently asserted jurisdiction over the UIC for Section 8, claiming that the land lies within a "dependent Indian community." The EPA has not yet taken a position on this issue. This situation could potentially delay or obstruct development of Section 8. The renewal application pertaining to the Section 17 property will be subject to a new administrative review which will ultimately require EPA to re-examine the jurisdictional status. If the EPA does not find the site within NMED jurisdiction, the Company believes the state will file suit for a declaration of UIC jurisdiction over the site. The outcome of this suit may ultimately affect UIC jurisdiction on all Indian lands.

  CROWNPOINT DISTRICT.

     The Property. The Crownpoint properties are located in the San Juan Basin, 22 miles northeast of the Company's Churchrock deposits and 35 miles northeast of Gallup, New Mexico, adjacent to the town of Crownpoint. The Properties consist of 1,578 gross and net acres, as follows:

          (a) 162 gross and net acres on Section 24. The Company has 100% of the mineral estate on this acreage pursuant to a combination of a 40% fee interest, a mineral lease on the other 60% of the mineral estate (expiring in April 1997 unless the parties agree to an extension) and unpatented mining claims.

     This acreage is subject to an obligation of the Company to pay a production payment on the first 50,000 pounds of uranium produced and an override based on uranium sales;

          (b) 959 gross and net acres on Sections 19 and 29 pursuant to a lease from private mineral owners (expiring August 2007) which provides for royalties and an override based on uranium sales; and

          (c) 457 gross and net acres of unpatented mining claims in Sections 9, 24 and 25.

     In addition to the foregoing, the Company has 1,440 gross and net acres of mineral leases (hereinafter referred to as "Unit 1") from Navajo allottees who are the beneficial owners of the surface and mineral rights. The leases are subject to approval by the Bureau of Indian Affairs (the "BIA"). The BIA Area Director is expected to approve the leases after completion of the FEIS. Although not assured, this approval is expected in the first quarter of 1997. These leases expire 10 years after the approval by the BIA.

     Reserves. With respect to all the Crownpoint acreage except Unit 1, as of September 30, 1996, the property contained approximately 39.0 million pounds of in-place proven and probable reserves (estimated 25.3 million pounds recoverable). The Company estimates that Unit 1 contains approximately 27.0 million pounds of in-place proven and probable reserves (estimated 17.6 million pounds recoverable). The Unit 1 reserves are not included as part of the Company's reserve base and have not been affirmed and verified by Douglas.

     Development Plan. All the New Mexico properties will be developed according to the licenses issued by the NRC. It is anticipated that the first property to be licensed will be Churchrock followed by Unit 1 and Crownpoint after 1998. Costs relating to permitting activities and land holding costs have been $180,000 for the nine months ended September 30, 1996 and are expected to be an additional $80,000 through December 31, 1996, $200,000 in 1997 and $200,000 in
1998.

     Water Rights. With respect to Crownpoint, the Company has acquired three applications for appropriations of water which give the Company the first three "positions in line" on the hearings list for the San Juan Basin. Certain aspects of all three applications were protested and are subject to hearings. Water rights relating to Crownpoint's Unit 1 involve the issue of the jurisdiction of the Navajo Nation, and this jurisdictional issue might also be present for other parts of Crownpoint. The Company plans to proceed with water rights for Crownpoint at a future date.

     Permitting Status. The application for the NRC license is part of the overall application for both the Churchrock and Crownpoint districts discussed above. The Company had previously submitted UIC permit applications for Sections 19 and 24; however, because of Section 19's proximity to the town of Crownpoint, the Company withdrew these previous applications. The Company has recently submitted a revised UIC permit application for Section 24. There can be no assurance that the UIC permit will be granted. The surface estate on Section 19 and 29 is owned by the Navajo Nation and may be subject to the same jurisdictional dispute as for Section 17 in Churchrock.

RECLAIMED PROPERTIES

     The Company has completed production and groundwater restoration on its Benavides and Longoria projects in South Texas. The Company is currently completing the final stages of surface reclamation on these projects which the Company believes will not involve material expenditures.

     On August 28, 1995, Manuel T. Longoria, as owner of the ranch containing the site of the Company's Longoria mine, brought suit against the Company in state district court in Duval County, Texas, asserting claims said to have arisen at various times over the last eighteen years. See "Business -- Legal Proceedings."

     The Company acquired the Section 17 leases in the New Mexico Churchrock district from United Nuclear Corporation ("UNC"). UNC had conducted underground mining for uranium on Section 17 and had reclaimed these properties. In connection with the acquisition, the Company assumed any liability of UNC for any remaining remediation work that might be required. NMED has not determined what, if any, additional remediation will be required under the New Mexico Mining Act. If more remediation work is required, the Company believes it will not involve material expenditures.

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RECLAMATION AND RESTORATION COSTS AND BONDING REQUIREMENTS

     Upon completion of production from a wellfield, the Company is obligated under state and federal law to restore the aquifer to a condition consistent with its pre-mining use. This involves restoration of the aquifer, plugging and abandoning the injection and production wells and reclaiming the surface. With respect to operations at Kingsville Dome and Rosita, as well as reclamation and restoration of the Benavides and Longoria projects, the TNRCC requires the Company to provide financial surety to cover the costs of such restoration and reclamation. The current surety bond requirement is approximately $5.6 million. The Company fulfills this requirement through the issuance of surety bonds from the United States Fidelity and Guaranty Company ("USF&G") and has deposited as collateral for such bonds cash of approximately $2.8 million. The Company is obligated to fund the cash collateral account with an additional $0.50 for each pound of uranium production until the account accumulates an additional $1.0 million. The Company estimates that its future reclamation liabilities with respect to current operations as of September 30, 1996 approximates $3.7 million, which has been charged to earnings. These financial surety obligations are reviewed and revised annually by the TNRCC.

     The Company anticipates that it will be required to provide financial surety of approximately $3.0 million as a condition to receipt of the requisite permits for the mining of each of the Alta Mesa and Vasquez projects. The Company anticipates that USF&G or other bonding entities will provide the requisite bond under arrangements similar to those in place for Rosita and Kingsville Dome.

     In New Mexico surety bonding will be required prior to development of the properties. The Company anticipates that it will be required to provide financial surety of approximately $10.0 million as a condition to receipt of the requisite permits of the Churchrock project which it anticipates will be provided by USF&G, or other bonding entities under arrangements similar to those in place for Rosita and Kingsville Dome. The amount of the surety bond is subject to annual review and revision by the NRC and State of New Mexico.

LEGAL PROCEEDINGS

     On August 28, 1995, Manuel T. Longoria, as owner of the ranch containing the site of the Company's Longoria mine near Bruni in Duval County, Texas, brought suit against the Company in state district court in Duval County, Texas asserting claims said to have arisen at various times over the last 18 years. In the action styled Longoria v. Uranium Resources, Inc., et al., Longoria claims the Company has leased the site knowing that the proposed mining would contaminate the site; that the Company had knowingly or negligently conducted mining operations in a manner which contaminated the Longoria property with toxic and hazardous material which present a serious health hazard. The suit asks for remediation of the Longoria property and for unspecified actual and punitive damages.

     With regard to the claim for remediation, the Company, upon the conclusion of mining at the Longoria site and the nearby sites, began reclamation in the manner required by its permits and by state and federal regulations. Such reclamation is nearing completion.

     The Company has made provisions for the costs of site reclamation and does not believe the settlement of this lawsuit will result in damages that are materially different than the costs already in the financial statements.

     On July 12, 1995, the Company filed a lawsuit in the federal district court in Colorado against Professional Bank, a Colorado chartered bank ("ProBank"). The Company believes that ProBank is owned or controlled by Oren L. Benton, the former Chairman of the Company's Board of Directors. In the action styled Uranium Resources, Inc. v. Professional Bank, the Company alleges that ProBank transferred $1,080,000, without the Company's authorization, from the Company's account at ProBank to the accounts maintained at ProBank of various entities and an individual affiliated with Mr. Benton. The Company has recovered $300,000 of the total and is seeking to recover the balance from ProBank.

     The Company is subject to periodic inspection by the TNRCC for the purpose of determining compliance by the Company with the conditions of its licenses. In the ordinary course of business, minor violations may occur; however, these are not expected to cause material expenditures.

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